Exhibit 10.1

AMENDED AND RESTATED CONSENT

This Amended and Restated Consent (“Consent”), dated as of February 20, 2018, is made by and between JGB (Cayman) Waltham Ltd. (“Holder”), JGB (Cayman) Concord Ltd. (“Concord”), InterCloud Systems, Inc., a Delaware corporation (the “Company”) and the guarantors executing this consent (the “Guarantors”).

WHEREAS, the Holder, Concord, the Company and the Guarantors entered into that certain Consent dated February 13, 2018 (the “Original Consent”) and the parties now wish to amended and restate the Original Consent;

WHEREAS, Holder is the holder of that certain Third Amended and Restated Senior Secured Convertible Debenture due May 31, 2019 (as amended, the “Debenture”; capitalized terms used herein but not defined herein shall have the respective meanings given such terms in the Debenture) and that certain Amended and Restated Senior Secured Note due May 31, 2019 (as amended, “Note”);

WHEREAS. the Company and Spectrum Global Solutions, Tnc. (“Buyer”) have entered into a definitive agreement for the sale of ADEX Corporation, ADEX Puerto Rico, LLC and ADEXCOMM Corporation (collectively, “ADEX”), a wholly-owned subsidiary of the Company (the “ADEX Agreement” and the transactions contemplated by the ADEX Agreement, the “ADEX Sale”) to Buyer;

WHEREAS, Article 7 of the Debenture prohibits the Company from consummating the ADEX Sale without the prior written approval of Holder;

WHEREAS, Holder is willing to consent to the ADEX Sale subject to the conditions set forth herein;

WHEREAS, pursuant to Section 9(e) of the Debenture, the consent requested by the Company to permit the ADEX Sale must be contained in a written agreement signed by the Company and Holder;

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Consent. As of the Effective Date (as defined below), notwithstanding the provisions of Section 7(a)(iv) of the Debenture, Holder hereby consents to the Company’s entry into the ADEX Agreement and the ADEX Sale (collectively, the “Transactions”). Upon consummation of the Transaction and the occurrence of the Effective Date, Holder and Concord shall release any and all liens granted to them over the assets of ADEX, and hereby release any and all obligations ADEX may have to each of Holder and Concord under the Transaction Documents.

2. Blocked Account. Nine Hundred Thousand Dollars ($900,000) of the proceeds from the ADEX Sale shall be deposited in a segregated account of the Company maintained at PNC Bank, N.A. (Account No. 80426344836), which account is subject to a form of blocked account agreement dated April 1, 2016 in favor of Holder (the “Account”). The funds in the Account may be withdrawn by Holder at any time to be applied to the payment of any principal and/or interest outstanding under the Debenture or the Note (any prepayment of principal, for the avoidance of doubt, to be at a 10% premium to the amount being prepaid). Until such date that the aggregate outstanding principal balance of the Debenture and Note is less than $900,000 (the “Trigger Date”), no withdrawals of funds from the Account shall be permitted for any purpose other than payment of principal and interest under the Debenture and ote; provided, in any event, following the Trigger Date the balance of the Account shall not be less than the outstanding principal balance of the Debenture and Note (except that Holder may withdraw funds as provided in this Section 2).

3. DTC Chill. The Company acknowledges that its shares of common stock are currently subject to a DTC chill. In the event that the shares of common stock remain subject to such OTC chill at any time on or after March 15, 2018, or ordinary trading in the Company’s common stock is subject to any other disruption at any time on or after March 15, 2018, Holder shall be entitled to withdraw all funds from the segregated account to be applied to the prepayment of the Debenture and/or Note. Such prepayment shall be subject to a prepayment premium of 15% of the principal amount being prepaid.

4. Agreements regarding Holder Redemptions. Subject to the occurrence of the Effective Date, Holder agrees that it shall not, so long as no Event of Default has occurred, deliver a Holder Redemption Notice to the Company until the date that is 60 days after the date of this Consent. Following the expiration of such 60 day period, notwithstanding the terms of the Note and the Debenture, so long as no Event of Default has occurred, Holder shall not request in a calendar month more than the Net Amount (as defined herein) in the aggregate of cash payments pursuant to the Holder Redemption Right set forth in Section 6(a) of the Debenture and monthly amortization payments pursuant to Section 1 (a) of the Note. For purposes hereof, “Net Amount” means, with respect to each calendar month, $125,000 reduced (but not below zero) by the principal amount of the Note and Debenture converted by the Holder into the Company’s shares of common stock pursuant to the terms of the Note and the Debenture during such calendar month (for the avoidance of doubt, to the extent that the principal amount of the Note and the Debenture converted by the Holder during a particular calendar month exceeds $125,00 such excess amount shall not be carried over any subsequent calendar month). This Section 4 is without limitation of Holder’s rights under Section 2 hereof.

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5. Limitation of Consent. Without limiting the generality of Section 9(e) of the Debenture, the consent set forth above shall be limited precisely as written and relates solely to the provisions of Section 7(a)(iv) of the Debenture to permit the ADEX Sale in the manner and to the extent described above and nothing in this Consent shall be deemed to:

(a) Constitute a waiver of compliance by the Company or any Guarantor with respect to any other term, provision or condition of the Debenture, the Note or any other instrument or agreement executed by the Company or any Guarantor in connection therewith; or

(b) Prejudice any right or remedy Holder may have in the future under or in connection with the Debenture, the Note or any other instrument or agreement executed by the Company or any Guarantor in connection therewith.

6. Conditions Precedent. This Consent shall become effective upon the date (the “Effective Date”) on which:

(a) the Company and Buyer have consummated the ADEX Sale pursuant to the ADEX Agreement;

(b) the Company shall have caused Buyer to deliver by wire transfer the $900,000 referenced in Section 2 herein directly to the Account; and

(c) the Company shall have caused Buyer to deliver to Holder by wire transfer $1,000,000 in satisfaction of a portion of the outstanding principal amount of the Debenture equal to $909,091.

This Consent shall automatically be deemed to be rescinded (including Section 4 hereof) if the simultaneous satisfaction of the conditions precedent set forth in this Section 4 and consummation of the ADEX Sale have not occurred by February 28, 2018; provided, however, Section 7(b) and the last sentence of Section 13 shall survive any termination of this Consent.

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7. Condition Subsequent.

(a) The Company shall pay an additional amount equal to 50% of the balance of the retained amount actually received by the Company pursuant to Section 1.2.1 of the ADEX Agreement (the “Balance”), by wire transfer to Holder (in satisfaction of a portion of the outstanding principal amount of the Debentures equal to the quotient obtained by dividing such amount received by 110%) by no later than May 22, 2018. Without limiting any other provision contained herein, if such additional payment has not been received by Holder by May 22, 2018, Holder may withdraw such amount from the segregated account to be applied to the Debenture as set forth in the preceding sentence. In the event the Balance is greater than the remaining aggregate outstanding principal amount of the Debenture and Note, then only such portion of the Balance shall be wired to Holder so as to pay back any outstanding amount due Holder under the Debenture or Note.

(b) From the date of this Consent until the Expiration Time (as defined below), the “Conversion Price” under (1) the Debenture, (2) the Note and (3) the Second Amended and Restated Senior Secured Convertible Note due May 31, 2019, as subsequently amended, held by Concord (1, 2 and 3 collectively, the “JGB Notes”), shall, in each case, be the lower of (x) $0.0021 (which such amount shall be subject to adjustment for stock splits, stock dividends, reverse stock splits and similar events) and (y) the “Conversion Price” set forth in the JGB Notes (in each case as such JGB Notes have been amended through the date hereof). For purposes hereof, the “Expiration Time” means 11:59 pm (New York time) on the later of (A) the date that is 30 Trading Days after the Company’s common stock is no longer subject to “DTC chill” or other trading disruption and (B) the date that is 30 Trading Days after the effective date of the reverse stock split contemplated by the Company’s DEF 14C filed with the SEC on December 19. 2017. After the Expiration Time the “Conversion Price” shall be determined in accordance with the terms of the JGB Notes (in each case as such JOB Notes have been amended through the date hereof).

8. No Modifications. Nothing contained in thjs Consent shall be deemed or construed to amend, novate, supplement or modify the Debenture, Note or any other instrument or agreement executed by the Company or any Guarantor in connection therewith, or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

9. Representations and Warranties. The Company represents and warrants to the Holders that, as of the date hereof, (i) no Event of Default under the Debenture or the Note has occurred or is continuing and (ii) the Company and each Guarantor has complied in all material respects with their respective obligations under any and all instruments or agreements executed by the Company or any Guarantor in connection with the transactions contemplated by the Debenture.

10. Successors and Assigns. This Consent shall inure to the benefit of and be binding upon the Company and the Holders, and each of their respective successors and assigns.

11. Governing Law. This Consent shall be governed by, and construed in accordance with, the laws of the State of New York. The parties agree that the state and federal courts located in New York County, New York shall have exclusive jurisdiction over any action, proceeding or dispute arising out of this Consent and the parties submit to the personal jurisdiction of such courts.

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12. Counterparts. This Consent may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Consent by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Consent electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Consent.

13. Disclosure. Company confirms that neither it nor any other person or entity acting on its behalf has provided Holders or their counsel with any information that constitutes or might constitute material, nonpublic information. The Company will disclose the material terms of this Consent and the transactions contemplated hereby by no later than 5:30 p.m. on February 28, 2018, or such earlier time as may be required by law, by means of a Current Report on Form 8-K filed with the Securities and Exchange Commission. Such Current Report on Form 8-K shall include the ADEX Agreement and any other material agreement related to the foregoing. If the ADEX Agreement is terminated or the Transactions otherwise abandoned, the Company shall promptly announce such event by press release.

14. Expense Reimbursement. The Company shall have reimbursed the Holders for the fees of its outside counsel in the sum of $6,000 by wire transfer of immediately available funds to the account of outside counsel provided to the Company.

15. Amended and Restatement. This Consent amends, restates and supersedes the Original Consent.

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IN WITNESS WHEREOF, the parties hereto have executed this Consent as of the data first above written.

InterCloud Systems, Inc., as Company

By	/s/ Daniel Sullivan
Name: Daniel Sullivan
Title: Chief Accounting Officer

JGB (Cayman) Waltham Ltd., as Holder

By	/s/ Brett Cohen
Name: Brett Cohen
Title: President

JGB (Cayman) Concord Ltd.

By	/s/ Brett Cohen
Name: Brett Cohen
Title: President

[Signature page to Consent re: ADEX Sale]

ACKNOWLEDGED:

T N S, INC.		INTERGRATION PARTNERS – NY CORPORATION

By:	/s/ Daniel Sullivan	By:	/s/ Daniel Sullivan
Name:	Daniel Sullivan	Name:	Daniel Sullivan
Its:	Vice President	Its:	Vice President

ADEX CORPORATION

By:	/s/ Daniel Sullivan
Name:	Daniel Sullivan
Its:	Vice President

RENTVM INC.		ADEX PUERTO RICO LLC

By:	/s/ Daniel Sullivan	By:	/s/ Daniel Sullivan
Name:	Daniel Sullivan	Name:	Daniel Sullivan
Its:	Vice President	Its:	Vice President

ADEXCOMM CORPORATION		TROPICAL COMMUNICATIONS, INC

By:	/s/ Daniel Sullivan	By:	/s/ Daniel Sullivan
Name:	Daniel Sullivan	Name:	Daniel Sullivan
Its:	Vice President	Its:	Vice President

AW SOLUTIONS PUERTO RICO, LLC		RIVES MONTEIRO LEASING, LLC

By:	/s/ Daniel Sullivan	By:	/s/ Daniel Sullivan
Name:	Daniel Sullivan	Name:	Daniel Sullivan
Its:	Vice President	Its:	Vice President

RIVES MONTEIRO ENGINEERING, LLC		NOTTINGHAM ENTERPRISES, LLC

By:	/s/ Daniel Sullivan	By:	/s/ Daniel Sullivan
Name:	Daniel Sullivan	Name:	Daniel Sullivan
Its:	Vice President	Its:	Vice President

VAULTLOGIX, LLC

By:	/s/ Daniel Sullivan
Name:	Daniel Sullivan
Its:	Vice President

[GUARANTOR ACKNOWLEDGEMENT TO CONSENT DATED FEBRUARY 20, 2018]